UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2009

TRANSWITCH CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive
Shelton, Connecticut 06484
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of TranSwitch Corporation announced today that Dr. Albert E. Paladino, 76, Mr. Alfred F. Boschulte, 66, and Dr. Hagen Hultzsch, 68, informed the Board of Directors of TranSwitch Corporation (the “Company”) on April 1, 2009, that they would not stand for re-election as Board Members of the Company when their terms expire at the Company’s Annual Meeting.  Dr. Paladino served as a member of the Board of Directors for 21 years.  He also served most recently as the Chairman of the Finance/Strategic Planning Committee, and as a member of the Audit Committee.  Mr. Boschulte served as a member of the Board of Directors for 11 years.  He also served as Chairman of the Board from 2005 to 2008 and most recently as the Chairman of the Compensation Committee. Dr.  Hultzsch served as a member of the Board of Directors for eight years. He also served most recently as a member of the Compensation Committee and the Finance/Strategic Planning Committee.  He earlier served as a member of the Audit Committee.

Dr. Santanu Das, President and Chief Executive Officer, stated, “On behalf of the entire TranSwitch organization, I would like to thank Dr. Paladino,  Mr. Boschulte and Dr. Hultzsch for their immense contribution to the Company and wish them the very best in all their future endeavors.”

Dr. Das further stated, “Dr. Paladino was the founding investor of the Company.  He is unique in that he thinks strategically, but at the same time, is very process-oriented when it comes to dealing with issues. His advice and guidance over the last 21 years have been invaluable.  He will be badly missed.  Al Boschulte has a wealth of knowledge of the communications space and was always available to mentor members of the management team when asked.  We will all miss him and his willingness to share his knowledge and experience.  Hagen has a varied background.  He is very familiar with communications standards because of his association with different standards organizations.  He always asked us to think out of the box.  The TranSwitch team will miss him.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

April 7, 2009	By:	/s/ Robert A. Bosi
	Name:	Robert A. Bosi
	Title:	Vice President and Chief Financial Officer